Exhibit No. 99.1

GOLFSMITH PROVIDES

PRELIMINARY RESULTS FOR FOURTH QUARTER AND FISCAL 2009

AND INTRODUCES BUSINESS INITIATIVES FOR FISCAL 2010

AUSTIN, January 12, 2010 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced anticipated financial results for the fourth quarter and fiscal year 2009 ended January 2, 2010 based upon preliminary figures as follows.

For the Fourth Quarter 2009:

•                  Net revenues totaled $63.9 million as compared to $67.8 million in the fourth quarter of 2008; comparable store sales increased 0.9% while sales from the Company’s direct-to-consumer-channel decreased 21.2%. Total net revenues represent 13 weeks in 2009 as compared to 14 weeks in 2008.  Comparable store sales are calculated on a 13-week basis for both quarters presented.

•                  Pre-tax loss is expected to be in the range of $6.2 million to $6.5 million as compared to a pre-tax loss of $7.1 million in the fourth quarter of last year.

•                  The Company ended the fourth quarter with $36.0 million of outstanding borrowings under its credit facility and cash on hand of $7.2 million. This compares to $51.7 million of outstanding borrowings under its credit facility and cash on hand of $2.7 million at January 3, 2009.

•                  As of January 2, 2010, total inventory was $77.8 million as compared to $90.5 million at January 3, 2009, and average store inventory declined approximately 6.5%.

For the Fiscal Year 2009:

•                  Net revenues totaled $338.0 million as compared to $378.8 million in fiscal 2008; comparable store sales decreased 7.9% and sales from the Company’s direct-to-consumer channel decreased 25.8%.

•                  Pre-tax loss is expected to be in the range of $3.0 million to $3.3 million as compared to a pre-tax loss of $0.4 million in fiscal 2008.

Initiatives for Fiscal 2010:

The Company also announced its plans to institute five key initiatives in 2010 aimed at driving sales and earnings growth which include: improving the retail business with an increased emphasis on the Company’s selling culture; the opening of four new stores; increasing gross margin; refining the direct-to-consumer business; and executing operational excellence. These initiatives will be elaborated upon during the Company’s presentation at the 12th Annual ICR XChange Conference on Wednesday, January 13, 2010 in Dana Point, California. A PowerPoint presentation detailing these objectives will also be available in the investor relations section of the Company’s website.

Martin Hanaka, chairman and chief executive officer of Golfsmith commented, “We are encouraged by the improved selling momentum in November and December. In addition, we worked diligently throughout the year to institute disciplined inventory controls and cost reductions that have resulted in positive free cash flow and marked improvement in our balance sheet.  We are proud of our accomplishments in 2009, which were especially significant in the face of the challenging economic environment. As we look ahead, we believe that the key initiatives we plan to put in place will position us to reinvigorate our sales, expand operating margin, and continue to generate positive free cash flow in 2010 and beyond.”

Golfsmith will report its fourth quarter and fiscal year 2009 financial results on February 25, 2010.  The Company will host a conference call the same day at 9:00 a.m. (Eastern Time) to discuss its financial results.

About Golfsmith

Golfsmith International Holdings, Inc. (NASDAQ: GOLF), is a specialty retailer of golf and tennis equipment, apparel and accessories. The Company operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in more than 70 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding key initiatives, demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Many of these factors are beyond the Company’s ability to control or predict. Such factors include, but are not limited to the Risk Factors set forth in Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 3, 2009.

The Company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events.

Investor Relations inquiries:

ICR, Inc.

Joseph Teklits/Jean Fontana

203-682-8200

www.icrinc.com